                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        Worldport Communications, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                        WORLDPORT COMMUNICATIONS, INC.
                975 Weiland Road Buffalo Grove, Illinois 60089

                                 June 23, 2000

Notice of Annual Stockholders Meeting:

   You are hereby notified that the 2000 Annual Meeting of Stockholders (the "Meeting") of WorldPort Communications, Inc. (the "Company") will be held at the Marriott's Lincolnshire Resort located at Ten Marriott Drive,
Lincolnshire, Illinois at 10:00 a.m. local time, on July 21, 2000, for the following purposes:

     1. To elect four directors to hold office until the 2001 Annual Meeting;

     2. To approve the Company's 2000 Long-Term Stock Incentive Plan;

     3. To approve an increase in the number of authorized shares of the Company's Common Stock from 65,000,000 to 200,000,000 and to amend the Company's Certificate of Incorporation accordingly;

     4. To ratify the selection of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 2000; and

     5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

   Each of these proposals is described in greater detail in the enclosed Proxy Statement. The Board of Directors has fixed the close of business on May 30, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.

   You are invited to attend the Meeting in person. Whether or not you expect to be present in person at the Meeting, please vote, sign and date the enclosed proxy and return it in the envelope provided.

                                          By Order of the Board of Directors

                                          Michael E. Heisley, Sr.
                                          Chief Executive Officer

                        WORLDPORT COMMUNICATIONS, INC.
                               975 Weiland Road
                         Buffalo Grove, Illinois 60089

                      2000 ANNUAL MEETING OF STOCKHOLDERS

                                 July 21, 2000

                               ----------------

                                PROXY STATEMENT

                               ----------------

   This Proxy Statement and the accompanying proxy are furnished to stockholders of WorldPort Communications, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the 2000 Annual Meeting of Stockholders (the "Meeting") to be held at the Marriott's Lincolnshire Resort located at Ten Marriott Drive, Lincolnshire, Illinois at 10:00 a.m. local time, on July 21, 2000, for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement, the form of proxy included herewith, and the Company's 1999 Annual Report to Stockholders are first being mailed to stockholders on or about June 27, 2000.

   Stockholders of record at the close of business on May 30, 2000 (the "Record Date") are entitled to notice of and to vote at the Meeting. On such date there were outstanding:

  . 30,696,095 shares of the Company's Common Stock, par value $0.0001 per share (the "Common Stock");

  . 965,642 shares of the Company's Series B Convertible Preferred Stock, par value $0.0001 per share (the "Series B Preferred Stock");

  . 1,416,030 shares of the Company's Series C Convertible Preferred Stock, par value $0.0001 per share (the "Series C Preferred Stock");

  . 316,921 shares of the Company's Series D Convertible Preferred Stock, par value $0.0001 per share (the "Series D Preferred Stock"); and

  . 141,603 shares of the Company's Series E Convertible Preferred Stock, par value $0.0001 per share (the "Series E Preferred Stock").

   The presence, in person or by proxy, of the holders of securities outstanding and entitled to cast a majority of the votes at the Meeting is necessary to constitute a quorum. In deciding all questions, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share held on the Record Date. All holders of Series B Preferred Stock vote as a single class with the Common Stock with each share of Series B Preferred Stock entitled to 40 votes. All holders of Series C Preferred Stock vote as a single class with the Common Stock with each share of Series C Preferred Stock entitled to 40 votes. All holders of Series D Preferred Stock vote as a single class with the Common Stock with each share of Series D Preferred Stock entitled to one vote. All holders of Series E Preferred Stock vote as a single class with the Common Stock with each share of Series E Preferred Stock entitled to 10.865 votes.

   The information contained in this Proxy Statement relating to the occupations and security holdings of directors, director nominees, and officers of the Company and their transactions with the Company is based upon information received from each individual as of May 30, 2000.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

   All expenses incurred in the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited on behalf of the Company by directors, officers and employees of the Company. Following the original mailing of the proxies and other soliciting materials, employees of the Company will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

   Votes cast by proxy or in person at the Meeting will be tabulated by the election inspector appointed for the Meeting who will determine whether or not a quorum is present. The election inspector will treat abstentions and broker non-votes (i.e. where the broker does not have discretionary authority to vote the shares) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the approval of any matter submitted to the stockholders for a vote, abstentions shall be treated as votes against the proposal and broker non-votes shall be treated as votes against the increase in the number of authorized shares of Common Stock and shall otherwise have no effect. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

   A properly executed proxy will be voted in the manner directed by the stockholder submitting the proxy. If no direction is made, such proxy will be voted FOR the election of all four director nominees named under the caption "Election of Directors", FOR the approval of the 2000 Long-Term Stock Incentive Plan, FOR the approval of the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 65,000,000 to 200,000,000 shares, and FOR the ratification of the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 2000. A proxy may be revoked by the stockholder at any time prior to the voting thereof by notice in writing to the Chief Executive Officer of the Company. A proxy will also be revoked if the stockholder attends the meeting in person and votes. A later dated proxy will revoke a prior dated proxy.

   The Company has received irrevocable proxies from certain of the Company's stockholders that by their terms enable it to vote such stockholders' shares of Series B Preferred Stock in favor of the following proposals:

  . to approve the Company's 2000 Long-Term Stock Incentive Plan; and

  . to increase the number of authorized shares of Common Stock from 65,000,000 to 200,000,000 shares and to amend the Company's Certificate of Incorporation accordingly.

   Such shares, together with the shares controlled by the Company's officers and directors, represent approximately 95 million votes, or approximately 74% of the total outstanding voting power of the Company, which is sufficient to approve the Company's Long-Term Stock Incentive Plan, and assuming the affirmative vote of the holders of a majority of the outstanding Common Stock voting separately as a class, is sufficient to approve the increase in the number of authorized shares of Common Stock and to amend the Certificate of Incorporation accordingly. Without these proxies, the shares controlled by the Company's officers and directors represent approximately 59 million votes, or approximately 46% of the total outstanding voting power of the Company. The stockholders who granted such proxies have sent a letter to the Company purporting to revoke these irrevocable proxies. While the Company does not believe that such stockholders have the right to revoke these proxies, the Company does not currently intend to vote such proxies (but reserves the right to do so if it so chooses).

   As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the Meeting. If other proper matters are presented to the Meeting, however, it is the intention of the proxy holders named in the enclosed form of proxy to take such actions as shall be in accordance with their best judgment.

          HOLDINGS OF STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Common Stock

   The following table sets forth certain information as of May 30, 2000 (except as otherwise indicated) regarding the beneficial ownership of the Common Stock by (i) all individuals known to beneficially own 5% or more of the outstanding Common Stock, (ii) each of the Named Executive Officers (as defined below under Executive Compensation), directors and nominees for director and (iii) all of the Company's executive officers and directors as a group, in each case to the best of the Company's knowledge. Except as otherwise indicated, the Company believes that the beneficial owners of such securities listed below have sole investment and voting power with respect to such shares. Unless otherwise indicated, the address of the officers listed in the table below is that of the Company's principal offices located at 975 Weiland Road, Buffalo Grove, Illinois 60089.

                                                        Number of
                                                          Shares
                                                       Beneficially   Percent
      Name of Beneficial Owner                          Owned (1)   of Class (2)
      ------------------------                         ------------ ------------
      The Heico Companies, LLC(3).....................  21,414,924      41.4%
      Michael E. Heisley, Sr.(4)......................  21,414,924      41.4%
      +Paul A. Moore(5)...............................   5,290,276      15.1%
      Anderlit, Ltd.(6)...............................   2,985,076       9.1%
      +Phillip S. Magiera(7)..........................   1,678,246       5.2%
      J O Hambro Capital Management Limited(8)........   1,550,000       4.8%
      +Daniel Lazarek(9)..............................     305,000         *
      David Hickey(10)................................     225,625         *
      Peter A. Howley(11).............................     164,628         *
      +Carl J. Grivner(12)............................     103,122         *
      +Stephen Courter(13)............................      80,000         *
      Stanley H. Meadows..............................      64,584         *
      John T. Hanson(14)..............................      90,625         *
      +Donald C. Hilbert, Jr.(15).....................      13,333         *
      Andrew Sage.....................................         --        --
      Kathleen A. Cote(16)............................         --        --
      Executive officers and directors as a group
       (seven people) (17)(18)........................  22,001,011      42.1%

--------
    *Less than 1%.
    +No longer in the employment of the Company.
 (1) With respect to any particular individual or group, the number of shares of Common Stock beneficially owned by such individual or group includes the number of shares of Common Stock issuable upon the conversion of convertible securities or the exercise of options owned by such individual or group, in each case if such securities are convertible or exercisable within 60 days of May 30, 2000.
 (2) Based on 30,696,095 shares of Common Stock outstanding as of May 30,
     2000.
 (3) Includes (i) 15,385,165 shares of Common Stock issuable upon conversion of 1,416,030 shares of Series C Preferred Stock, (ii) 1,538,517 shares of Common Stock issuable upon conversion of 141,603 shares of Series E Preferred Stock, (iii) 3,750,001 shares of Common Stock issuable upon conversion of 424,809 shares of Series F Preferred Stock issuable upon exercise of an option and (iv) 416,240 shares of Common Stock issuable upon exercise of a warrant. The address of this stockholder is 5600 Three First National Plaza, Chicago, Illinois 60602.
 (4) Represents all shares beneficially owned by The Heico Companies, LLC ("Heico"), an entity which Mr. Heisley controls. Mr. Heisley's address is c/o Heico, 5600 Three First National Plaza, Chicago, Illinois 60602.

 (5) Includes (i) 1,000,000 shares of Common Stock owned by Anderlit, Ltd. ("Anderlit"), and 1,985,076 shares of Common Stock issuable upon conversion of 496,269 shares of Series B Preferred Stock owned by Anderlit, (ii) 312,000 shares of Common Stock and all other shares owned by Maroon Bells Capital Partners, Inc. ("MBCP") over which Mr. Moore shares voting and investment powers (which consists of 84,540 shares of Common Stock issuable upon conversion of 21,135 shares of Series B Preferred Stock and 316,921 shares of Common Stock issuable upon conversion of 316,921 shares of Series D Preferred Stock), (iii) 19,072 shares of Common Stock issuable upon conversion of 4,768 shares of Series B Preferred Stock owned by Moore Investments, (iv) 500,000 shares of Common Stock issuable upon conversion of 125,000 shares of Series B Preferred Stock owned by Mr. Moore and (v) 580,000 shares of Common Stock which may be acquired pursuant to options held by Mr. Moore. Mr. Moore holds an irrevocable proxy to vote all shares owned by Anderlit. Mr. Moore is a principal of MBCP and the controlling stockholder of Moore Investments. Does not take into account irrevocable proxies granted to the Company by Anderlit, MBCP and Mr. Moore with respect to shares of Series B Preferred Stock. See "Voting Rights and Solicitation of Proxies". Mr. Moore resigned as Chief Executive Officer and director of the Company in July 1999. The stockholder's address is c/o Anderlit, Palm Chambers No. 3, P.O. Box 3152, Road Town, Tortola, British Virgin Islands.
 (6) Includes 1,985,076 shares of Common Stock issuable upon conversion of 496,269 shares of Series B Preferred Stock. Does not take into account irrevocable proxies granted to the Company by Anderlit, MBCP and Mr. Moore with respect to shares of Series B Preferred Stock. See "Voting Rights and Solicitation of Proxies". The stockholder's address is Palm Chambers No. 3, P.O. Box 3152, Road Town, Tortola, British Virgin Islands.
 (7) Includes (i) 500,000 shares of Common Stock issuable upon conversion of 125,000 shares of Series B Preferred Stock, (ii) 405,000 shares of Common Stock which may be acquired pursuant to options and (iii) 425,000 shares of Common Stock owned by Mr. Magiera's children. Does not take into account irrevocable proxies granted to the Company by Anderlit, MBCP and Mr. Moore with respect to shares of Series B Preferred Stock. See "Voting Rights and Solicitation of Proxies." The stockholder's address is 1 Colonial Road, Dover, Massachusettes 02030.
 (8) Pursuant to a Schedule 13G filed on May 26, 2000 by (i) J O Hambro Capital Management (Holdings) Limited ("Holdings"), (ii) J O Hambro Capital Management Limited ("J O Hambro Capital Management"), (iii) Christopher Harwood Bernard Mills, (iv) American Opportunity Trust plc ("American Opportunity Trust"), (v) Oryx International Growth Fund Limited ("Oryx"),
     (vi) Consulta (Channel Islands) Limited ("Consulta") and (vii) The Trident North Atlantic Fund ("Trident North Atlantic"), as of May 1, 2000, such persons/entities beneficially owned the following shares of Common Stock pursuant to shared investment and voting power: 1,550,000 shares (5.4%), 1,550,000 shares (5.4%), 1,500,000 shares (5.4%), 500,000 shares (1.7%),
     350,000 shares (1.2%), 350,000 shares (1.2%) and 200,000 shares (0.7%), respectively. The address of Holdings, J O Hambro Capital Management, Christopher Harwood Bernard Mills and American Opportunity Trust is 10 Park Place, London SW1A 1LP England. The address of Oryx and Consulta is Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. The address of Trident North Atlantic is P.O. Box 309 Ugland House, George Town, Grand Cayman, Cayman Islands. Holdings is the ultimate holding company for J O Hambro Capital Management. J O Hambro Capital Management serves as co-investment advisor to American Opportunity Trust (a publicly-held investment trust company) and as investment advisor to Oryx (a closed-end investment company) and investment advisor to Trident North Atlantic Fund (a publicly-held regulated Mutual Fund). Christopher Harwood Bernard Mills is a director of J O Hambro Capital Management, Oryx and Trident North Atlantic Fund, and is co-investment advisor to American Opportunity Trust. Consulta serves as investment manager to Oryx.
 (9) Includes 275,000 shares of Common Stock issuable upon the exercise of options.
(10) Includes 215,625 shares of Common Stock issuable upon the exercise of options.
(11) Represents 90,000 shares of Common Stock issuable upon the exercise of options and 74,628 shares of Common Stock issuable upon conversion of 18,657 shares of Series B Preferred Stock.

(12) Represents shares of Common Stock issuable upon the exercise of options.
(13) Includes 50,000 shares of Common Stock issuable upon the exercise of options.
(14) Represents shares of Common Stock issuable upon the exercise of options.
(15) Represents shares of Common Stock issuable upon the exercise of options.
(16) Ms. Cote is a director nominee.
(17) Includes (i) 21,489,552 shares of Common Stock issuable upon the conversion of convertible securities and (ii) 853,115 shares of Common Stock issuable upon the exercise of options or warrants.
(18) Does not include Messrs. Moore, Grivner, Magiera, Lazarek, Courter, or Hilbert, each of whom were no longer in the employment of the Company as of May 30, 2000.

Preferred Stock

 Series B Preferred Stock

   The Series B Preferred Stock votes as a single class with the Common Stock, with each share entitled to 40 votes. The Series B Preferred Stock is convertible on a 1:4 basis into Common Stock and is subject to mandatory conversion upon the date on which 70% of the Series B Preferred Stock has been converted. The conversion price of the Series B Preferred Stock is $1.34, as adjusted from time to time.

 Series C Preferred Stock

   The Series C Preferred Stock votes as a single class with the Common Stock, with each share entitled to 40 votes. The Series C Preferred Stock is convertible on a 1:10.865 basis into Common Stock and is subject to mandatory conversion upon the date on which 70% of the Series C Preferred Stock has been converted. The conversion price of the Series C Preferred Stock is $3.25, as adjusted from time to time.

 Series D Preferred Stock

   The Series D Preferred Stock votes as a single class with the Common Stock, with each share entitled to one vote. The Series D Preferred Stock is convertible on a 1:1 basis into Common Stock and is subject to mandatory conversion upon the date on which 221,845 shares of the Series D Preferred Stock have been converted. The conversion price of the Series D Preferred Stock is $3.25 per share, as adjusted from time to time.

 Series E Preferred Stock

   The Series E Preferred Stock votes as a single class with the Common Stock, with each share entitled to 10.865 votes. The Series E Preferred Stock is convertible on a 1:10.865 basis into Common Stock and is subject to mandatory conversion upon the date on which 70% of the Series E Preferred Stock has been converted. The conversion price of the Series E Preferred Stock is $3.25, as adjusted from time to time.

 Series F Preferred Stock

   The Series F Preferred Stock votes as a single class with the Common Stock, with each share entitled to 8.8275 votes. The Series F Preferred Stock is convertible on a 1:8.8275 basis into Common Stock and is subject to mandatory conversion upon the date on which 70% of the Series F Preferred Stock has been converted. The conversion price of the Series F Preferred Stock is $4.00, as adjusted from time to time. Heico holds an option to acquire 424,809 shares of Series F Preferred Stock for an aggregate amount of $15,000,000. As of May 30, 2000, no shares of Series F Preferred Stock were outstanding.

 Series B, C, D, E and F Preferred Stock

   The following table sets forth certain information as of May 30, 2000 (except as otherwise indicated) regarding the beneficial ownership of Series B, C, D, E and F Preferred Stock by (i) all individuals known to beneficially own 5% or more of the outstanding shares of such class of security, (ii) each of the Named Executive Officers (as defined below under Executive Compensation), directors and nominees for director and (iii) all of the Company's executive officers and directors as a group, in each case to the best of the Company's knowledge. Except as otherwise indicated, the Company believes that the beneficial owners of such securities listed below have sole investment and voting power with respect to such shares. Unless otherwise indicated, the address of the officers listed in the tables below is that of the Company's principal offices located at 975 Weiland Road, Buffalo Grove, Illinois 60089.

                               Number and   Number and   Number and   Number and   Number and
                               Percentage   Percentage   Percentage   Percentage   Percentage
                              of Series B  of Series C  of Series D  of Series E  of Series F
                              Beneficially Beneficially Beneficially Beneficially Beneficially
   Name of Beneficial Owner     Owned (1)    Owned (2)    Owned (3)    Owned (4)    Owned (5)
   ------------------------   ------------ ------------ ------------ ------------ ------------
   +Carl J. Grivner........         --            --          --           --           --
                                    --            --          --           --           --
   +Paul A. Moore (6)......     647,172           --      316,921          --           --
                                (67.0%)           --       (100%)          --           --
   Anderlit, Ltd (7).......     496,269           --          --           --           --
                                (51.4%)           --          --           --           --
   Maroon Bells Capital             --            --      316,921          --           --
    Partners, Inc. (8).....         --            --       (100%)          --           --
   Theodore Swindells (9)..     131,790           --      316,921          --           --
                                (13.7%)           --       (100%)          --           --
   +Phillip S. Magiera
    (10)...................     125,000           --          --           --           --
                                (12.9%)           --          --           --           --
   Peter A. Howley.........      18,657           --          --           --           --
                                 (1.9%)           --          --           --           --
   The Heico Companies,
    LLC....................         --      1,416,030         --       141,603      424,809
                                    --         (100%)         --        (100%)       (100%)
   Michael E. Heisley, Sr.
    (11)...................         --      1,416,030         --       141,603      424,809
                                    --         (100%)         --        (100%)       (100%)
   Stanley H. Meadows......         --            --          --           --           --
                                    --            --          --           --           --
   Andrew G. C. Sage, II...         --            --          --           --           --
                                    --            --          --           --           --
   Kathleen A. Cote........         --            --          --           --           --
                                    --            --          --           --           --
   John T. Hanson..........         --            --          --           --           --
                                    --            --          --           --           --
   David Hickey............         --            --          --           --           --
                                    --            --          --           --           --
   +Stephen Courter........         --            --          --           --           --
                                    --            --          --           --           --
   +Donald C. Hilbert......         --            --          --           --           --
                                    --            --          --           --           --
   +Daniel Lazarek.........         --            --          --           --           --
                                    --            --          --           --           --
   Executive officers and
    directors as
    a group (seven               18,657     1,416,030         --       141,603      424,809
    people)(12)............      (1.9%)        (100%)         --        (100%)       (100%)

--------
+No longer in the employment of the Company.
(1) Based on 965,642 shares of Series B Preferred Stock outstanding as of May 30, 2000.
(2) Based on 1,416,030 shares of Series C Preferred Stock outstanding as of May 30, 2000.
(3) Based on 316,921 shares of Series D Preferred Stock outstanding as of May 30, 2000.
(4) Based on 131,603 shares of Series E Preferred Stock outstanding as of May 30, 2000.
(5) Heico holds an option to acquire 424,809 shares of Series F Preferred Stock for an aggregate purchase price of $15,000,000, which option is exercisable at any time until July 15, 2002. No shares of Series F Preferred Stock were outstanding as of May 30, 2000.
(6) Includes (i) 496,269 shares of Series B Preferred Stock owned by Anderlit,
    (ii) 21,135 shares of Series B Preferred Stock owned by MBCP and (iii) 4,768 shares of Series B Preferred Stock held in the name of Moore Investments. Mr. Moore holds an irrevocable proxy to vote all of the shares owned by Anderlit. Mr. Moore has shared voting and investment powers over all of the shares owned by MBCP. Mr. Moore is the controlling stockholder of Moore Investments. Does not take into account irrevocable proxies granted to the Company by Anderlit, MBCP and Mr. Moore with respect to shares of Series B Preferred Stock. See "Voting Rights and Solicitation of Proxies". Mr. Moore resigned as Chief Executive Officer and as a director of the Company in July 1999.
(7) Does not take into account irrevocable proxies granted to the Company by Anderlit, MBCP and Mr. Moore with respect to shares of Series B Preferred Stock. See "Voting Rights and Solicitation of Proxies".
(8) Does not take into account irrevocable proxies granted to the Company by Anderlit, MBCP and Mr. Moore with respect to shares of Series B Preferred Stock. See "Voting Rights and Solicitation of Proxies." The address of this stockholder is 100 California Street, Suite 1160, San Francisco, California 94111.
(9) Includes shares owned by MBCP over which Mr. Swindells has shared voting and investment powers. Does not take into account irrevocable proxies granted to the Company by Anderlit, MBCP and Mr. Moore with respect to shares of Series B Preferred Stock. See "Voting Rights and Solicitation of Proxies."
(10) Does not take into account irrevocable proxies granted to the Company by Anderlit, MBCP and Mr. Moore with respect to shares of Series B Preferred Stock. See "Voting Rights and Solicitation of Proxies."
(11) Represents shares owned by Heico, an entity which Mr. Heisley controls.
(12) Does not include Messrs. Grivner, Magiera, Lazarek, Courter, or Hilbert, each of whom were no longer in the employment of the Company as of May 30, 2000.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

   The Bylaws of the Company provide that each director serves for a term of one year from the date of election and until such director's successor has been duly elected and qualified. Four directors are to be elected by a majority of the stockholder votes cast at the Meeting to serve until the Company's 2001 Annual Meeting of Stockholders and until their successors are elected and qualified. Michael E. Heisley, Sr., Stanley H. Meadows, Andrew Sage, II and Kathleen A. Cote are the nominees for director. Mr. Howley (a director of the Company since 1997) has notified the Company of his intention to retire from the Board of Directors at the 2000 Annual Meeting. The Bylaws of the Company provide for a Board of Directors consisting of three to nine members, to be determined by the Board of Directors. The Board of Directors has set the number of directors at four.

   The enclosed proxy cannot be voted for a greater number of persons than the four nominees named in this Proxy Statement.

   Information about the nominees for director is set forth in the following paragraphs.

                                   NOMINEES

MICHAEL E. HEISLEY, SR.                                     Director since 1998

Michael E. Heisley, Sr., 63, has been a member of the Board of Directors since December, 1998. Mr. Heisley has been the Manager, President and Chief Executive Officer of Heico, a holding company in Chicago, Illinois which acquires or invests in and operates a diverse group of businesses, since its formation in 1988 and also serves as the Chief Executive Officer of various of Heico's subsidiaries. Mr. Heisley is a director of Robertson-Ceco Corporation, a metal buildings manufacturing company, Tom's Foods Inc. and nutrisystem.com, Inc. Mr. Heisley received a bachelor's degree in business administration from Georgetown University.

STANLEY H. MEADOWS                                          Director since 1998

Stanley H. Meadows, 55, has been a member of the Board of Directors since December 1998. Mr. Meadows has been General Counsel of Heico since February 1998 and is a partner at the law firm of McDermott, Will & Emery, where he has practiced since 1970. Mr. Meadows is a director of Robertson-Ceco Corporation, a metal buildings manufacturing company, and Tom's Foods, Inc. Mr. Meadows received a bachelor of science degree from the University of Illinois and a law degree from the University of Chicago.

ANDREW G. C. SAGE II                                        Director since 1999

Andrew G. C. Sage II, 74, has been a member of the Board of Directors since April 1999. Mr. Sage has served as President of Sage Capital Corporation, a general business and financial management corporation specializing in business restructuring and problem solving, since 1993 and was the President and Chief Executive Officer of Robertson-Ceco Corporation, a metal buildings manufacturing company, from November 1992 to December 1993. Mr. Sage held various positions with Shearson Lehman Brothers, Inc. and its predecessors, Lehman Brothers and Lehman Brothers Kuhn Loeb, Inc., since joining the investment bank in 1948, including General Partner from 1960-1970, President from 1970-1973, Vice Chairman from 1973-1977, Managing Director from 1977-1987, and Senior Consultant from 1987-1990. Since 1990, Mr. Sage has been a consultant in general business and financial management. Mr. Sage is a director of American Superconductor Corporation and Tom's Foods, Inc. and is currently the Chairman of the Board of Robertson-Ceco Corporation.

KATHLEEN A. COTE                                                        Nominee

Kathleen A. Cote, 51, is a nominee for the Board of Directors. Since September 1998, Ms. Cote has been President of Seagrass Partners, a consulting firm. From 1996 to 1998, Ms. Cote served as President and Chief Executive Officer of Computervision Corporation, an international supplier of product development and data management software, where she also served as President and Chief Operating Officer. From 1995 to 1996, Ms. Cote served as President and General Manager of PrimeService, a division of Prime Computer, the predecessor to Computervision Corporation. Ms. Cote is a director of MediaOne Group and Vtel, Inc.

   Election of a director requires the affirmative vote of the holders of a majority of the voting power present in person or by proxy at the Meeting.

   The Board of Directors unanimously recommends a vote FOR each of the nominees.

                         BOARD AND COMMITTEE MEETINGS

   The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Executive Committee. The Company does not have a nominating committee. The Audit Committee selects the Company's auditors and oversees the review and auditing of its financial performance. The Compensation Committee reviews the compensation the Company pays to its key executives to ensure that such compensation is appropriate given such executive's duties, responsibilities and contributions to the Company and administers the Company's current Long-Term Incentive Plan and, subject to stockholder approval thereof, will administer the 2000 Long-Term Stock Incentive Plan. The Executive Committee was formed in

March, 2000 and has the authority to take all actions which the Board of Directors as a whole would be able to take, except as limited by applicable law. During part of 1999, the Company's former directors, Messrs. Robert L. McCann, Larry Gies and Phillip S. Magiera served as the Audit Committee. Currently, Messrs. Heisley, Meadows and Sage comprise the Audit Committee. Messrs. Sage and Howley currently comprise the Compensation Committee. Messrs. Heisley, Meadows and Sage currently comprise the Executive Committee. During fiscal 1999, the Audit Committee and Compensation Committee did not meet.

   The Board of Directors held 13 meetings during fiscal 1999. Each director attended more than 75% of the Board of Directors meetings that he was eligible to attend.

                            DIRECTORS' COMPENSATION

   In 1999, each member of the Board of Directors served without compensation. The Directors are entitled to reimbursement by the Company for their reasonable expenses incurred in acting as Directors.

   Subject to stockholder approval of the 2000 Long-Term Stock Incentive Plan, each non-employee director will receive options under such plan to acquire 100,000 shares of Common Stock following the Meeting, which options will vest over a period of four years. See Proposal No. 2 for a more detailed description of these options.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and officers, and persons who beneficially own more than 10% of Common Stock, to file with the Securities and Exchange Commission ("SEC") reports of beneficial ownership and changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on the review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during the 1999 fiscal year all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except as follows: (1) A Form 3 and a Form 5 relating to a grant of stock options were inadvertently filed late on Mr. Grivner's behalf,
(2) a Form 3 and a Form 5 relating to a grant of stock options were inadvertently filed late on John T. Hanson's behalf, (3) a Form 3 and a Form 4 relating to three transactions were inadvertently filed late on Heico's behalf, (4) a Form 4 relating to two transactions was not filed on Heico's behalf, (5) all forms relating to such transactions for Heico were also inadvertently filed late on behalf of Mr. Heisley who must report Heico's transactions due to his beneficial ownership of Heico's shares, (6) a Form 3 was inadvertently filed late on Mr. Meadows' behalf, (7) a Form 3 was inadvertently filed late on Mr. Sage's behalf, (8) a Form 3 and a Form 4 reporting a single transaction were inadvertently filed late on behalf of one of the Company's former directors, Emily Heisley Stoeckel, (9) a Form 3 and a Form 4 reporting a single transaction were inadvertently filed late on Stephen Courter's behalf, (10) a Form 3 was inadvertently filed late on behalf of one of the Company's former directors, Larry Geis, and (11) a Form 4 reporting a single transaction was inadvertently filed late on Donald C. Hilbert, Jr.'s behalf.

                            EXECUTIVE COMPENSATION

   The following summary compensation table sets forth information concerning cash and non-cash compensation for services rendered during the fiscal years ended December 31, 1999, 1998 and 1997 to (a) the two persons who served as Chief Executive Officer of the Company during 1999, (b) the four highest paid executive officers who were executive officers as of December 31, 1999 and (c) certain other executive officers who would have been among the four highest paid executive officers if they had been executive officers of the Company as of December 31, 1999 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                             Long-Term
                                   Annual Compensation                     Compensation
                                ----------------------------------     ----------------------
                                                                                   Securities
   Name and                                                            Restricted  Underlying
  Principal                                                              Stock      Options/
   Position                Year  Salary       Bonus        Other        Award(s)      SARs
  ---------                ---- --------     --------     --------     ----------  ----------
 +Carl J. Grivner(1).....  1999 $259,690     $250,000     $100,000(2)       --      825,000(3)
  Former Chairman of the
   Board,                  1998      --           --           --           --          --
  Chief Executive Officer
   and                     1997      --           --           --           --          --
  President

 John T. Hanson(4).......  1999 $108,537     $112,500          --           --      150,000
  Chief Financial Officer  1998      --           --           --           --          --
                           1997      --           --           --           --          --

 David Hickey(5).........  1999 $154,708     $ 95,416     $ 24,753(6)    10,000(7)      --
  Vice President--         1998 $ 33,632     $ 21,020     $  6,279          --      225,000
  Corporate Development    1997      --           --           --           --          --

 +Stephen Courter(8).....  1999 $157,103          --      $ 60,000(9)    30,000(7)      --
  Former Regional Vice     1998 $ 69,231     $ 43,750     $ 20,068(10)      --      150,000(11)
  President--Europe        1997      --           --           --           --          --

 +Paul A. Moore(12)......  1999 $300,000(13) $150,000(13) $ 63,482(14)      --          --
  Former Chief Executive
   Officer                 1998 $300,000     $150,000          --           --      580,000
                           1997      --           --           --           --          --

 +Daniel G. Lazarek(15)..  1999 $238,553     $ 50,000          --        30,000(7)      --
  Former Vice President
   of                      1998 $165,000     $ 83,625     $ 30,700(16)      --      500,000(17)
  Global Sales and
   Marketing               1997      --           --           --           --          --

 +Phillip S. Magiera(18).  1999 $167,871          --           --           --          --
  Former Chief Financial   1998 $240,000     $120,000          --           --      325,000
  Officer                  1997      --           --           --           --       80,000

 +Donald C. Hilbert,
  Jr.(19)................  1999 $132,592          --           --           --          --
  Former Controller        1998 $ 58,462     $ 21,433          --           --       40,000(20)
                           1997      --           --           --           --          --

--------
+No longer in the employment of the Company
 (1) Mr. Grivner served as Chairman, Chief Executive Officer and President of the Company from June 1999 to April 2000.
 (2) Represents moving expenses paid to Mr. Grivner.
 (3) Options to acquire 653,130 shares of Common Stock were cancelled upon Mr. Grivner's resignation effective April 2000.
 (4) Mr. Hanson joined the Company in July 1999.

 (5) Mr. Hickey joined the Company in September 1998.
 (6) Represents pension plan donations made by the Company for Mr. Hickey's benefit.
 (7) Represents restricted stock awards which were granted in 1999.
 (8) Mr. Courter was employed by the Company from July 1998 to January 2000.
 (9) Represents a cost of living differential paid to Mr. Courter.
(10) Consists of a cost of living differential ($20,000) and group term life policy earnings ($68) paid to Mr. Courter.
(11) Options to acquire 100,000 shares of Common Stock were cancelled upon termination of Mr. Courter's employment.
(12) Mr. Moore resigned as Chief Executive Officer and director effective July 15, 1999.
(13) Mr. Moore's salary includes $150,000 paid pursuant to, and his bonus was paid under, a Settlement Agreement dated July 15, 1999.
(14) Consists of medical and disability insurance benefits paid by the Company and reimbursements of administrative expenses paid to Mr. Moore pursuant to the Settlement Agreement.
(15) Mr. Lazarek was employed by the Company from March 1998 to September 1999.
(16) Consists of moving expenses paid to Mr. Lazarek ($27,500) and a car allowance ($3,200).
(17) Options to acquire 150,000 shares of Common Stock were cancelled upon termination of Mr. Lazarek's employment.
(18) Mr. Magiera was employed by the Company from January 1998 to September
     1999.
(19) Mr. Hilbert was employed by the Company from June 1998 to March 2000.
(20) Options to acquire 26,667 shares of Common Stock were cancelled upon termination of Mr. Hilbert's employment.

                             EMPLOYMENT AGREEMENTS

Carl J. Grivner

   In June 1999, the Company entered into a three-year employment agreement with Mr. Grivner whereby Mr. Grivner agreed to serve as Chief Executive Officer of the Company. Pursuant to the terms of his employment agreement, Mr. Grivner was entitled to a base salary of $500,000 per year, and a minimum annual cash bonus of $350,000. In addition, pursuant to his employment agreement, Mr. Grivner was awarded options under the Company's Long-Term Incentive Plan to acquire 825,000 shares of Common Stock.

   In the first quarter of 2000, Mr. Grivner agreed with the Board of Directors that, in light of the start-up nature of the Company at such time, Mr. Grivner's base salary should be decreased to $300,000 per year and Mr. Grivner's annual bonus would be reduced to a minimum of $150,000. In connection with this reduction in cash compensation, subject to stockholder approval of the 2000 Long-Term Stock Incentive Plan, Mr. Grivner was awarded additional options to acquire 2,175,000 shares of Common Stock under the 2000 Long-Term Stock Incentive Plan described under Proposal No. 2 below.

   In April 2000, Mr. Grivner resigned as Chairman of the Board, President and Chief Executive Officer. Michael E. Heisley, Sr., a director of the Company, assumed the post of Chairman of the Board, President and Chief Executive Officer at that time. Pursuant to a Settlement Agreement entered into between Mr. Grivner and the Company, the parties agreed, among other things, that (i) the Company would pay Mr. Grivner a lump sum payment of $500,000; (ii) Mr. Grivner would be entitled to retain vested options to purchase up to 103,122 shares of Common Stock and his other options would be forfeited; and (iii) Mr. Grivner would not, prior until April 24, 2001, directly or indirectly solicit any officers or employees of the Company or any of its affiliates for employment or other retention without the prior written consent of the Company. The Settlement Agreement additionally provides for a noncompetition agreement by Mr. Grivner until April 24, 2001, mutual releases by

Mr. Grivner and the Company, and indemnification and insurance by the Company with respect to certain matters in connection with Mr. Grivner's service with the Company.

John T. Hanson

   In May 1999, the Company entered into an employment agreement with Mr. Hanson whereby he agreed to serve as Chief Financial Officer of the Company. In accordance with the terms of the employment agreement, Mr. Hanson earns a base salary of $235,000 per year and is eligible to receive an annual bonus (he was entitled to a guaranteed annual bonus of $90,000 for 1999). In 1999, in accordance with his employment agreement, Mr. Hanson received options to acquire 150,000 shares of Common Stock under the Company's Long-Term Incentive Plan which vest in increments of one-third over a three year period beginning June 29, 2000, unless vesting is accelerated as a result of a change in control of the Company. Mr. Hanson's employment agreement provides that, in the event Mr. Hanson's employment is involuntarily terminated as a result of a change of control of the Company, he will be entitled to a severance payment equal to one year of his base salary.

David Hickey

   In September 1998, the Company entered into an employment agreement with Mr. Hickey whereby Mr. Hickey currently serves as Vice President--Corporate Development. Pursuant to his employment agreement, in 1998 and 1999 Mr. Hickey earned annual base salaries of NLG 300,000 and NLG 400,000 (approximately $130,260 and $173,680, assuming an exchange rate of NLG 1=$0.4342), respectively. Mr. Hickey receives a monthly expense allowance of NLG 500 ($224) and the Company reimburses him for the cost of leasing a car, not exceeding NLG 2,800 per month ($1,256).

Paul A. Moore

   In January 1998, the Company entered into a two-year employment agreement with Mr. Moore whereby Mr. Moore agreed to serve as an executive of the Company. Pursuant to the terms of his employment agreement, as amended, Mr. Moore earned a base salary of $300,000 during each year of his employment agreement. Mr. Moore was also eligible to earn an annual bonus of up to 50% of his base salary based on criteria to be established by the Board of Directors.

   In July 1999, Mr. Moore resigned his position as an employee, officer and director of the Company and its subsidiaries. Mr. Moore entered into an agreement with the Company that terminated the employment agreement described above. Pursuant to this termination agreement, the Company agreed to pay Mr. Moore as follows:

  . in 1999, $300,000 ($150,000 of which represents salary and $150,000 of which represents bonus payable in six monthly installments);

  . in 2000, $450,000 payable in eleven equal monthly installments of $25,000 commencing on January 31, 2000 and a final installment of $175,000 on January 2, 2001;

  . no more than $135,000 for office rent and secretarial services through December 31, 2000;

  . medical and disability insurance benefits through July 2000; and

  . $15,000 in legal expenses incurred by Mr. Moore relating to the negotiation of the termination agreement.

Stephen R. Courter

   In June 1998, Mr. Courter agreed to serve as the Company's Managing Director--Finance pursuant to an employment agreement. On January 14, 2000, Mr. Courter's employment was terminated and Mr. Courter became employed by a subsidiary of Energis plc ("Energis") as part of the sale of the EnerTel assets by the Company to Energis. Mr. Courter's base salary pursuant to the letter agreement, as amended, was $172,500 and Mr. Courter was compensated for the cost of living differential at a rate of $5,000 per month. Mr. Courter was also eligible to receive a bonus equal to 50% of his base pay. Pursuant to his employment agreement, Mr. Courter was granted an option to acquire 150,000 shares of Common Stock, of which options to acquire 100,000 shares were cancelled when his employment was terminated in January 2000.

Phillip Magiera

   In January 1998, the Company entered into a two-year employment agreement with Mr. Phillip S. Magiera whereby Mr. Magiera agreed to serve as an executive of the Company. Pursuant to the terms of his employment agreement, Mr. Magiera earned a base salary of $240,000 during each year of his employment agreement. Mr. Magiera was also eligible to earn an annual bonus of up to 50% of his base salary based on criteria to be established by the Board of Directors.

   In September 1999, Mr. Magiera resigned his position as an employee, officer and director of the Company and its subsidiaries.

Daniel G. Lazarek

   In March 1998, the Company entered into an employment agreement with Mr. Lazarek whereby Mr. Lazarek agreed to serve as the Company's Vice President of Global Sales and Marketing. Pursuant to the terms of his employment agreement, Mr. Lazarek earned a base salary of at least $150,000 per year and was eligible to earn performance incentive bonuses up to 50% of his base salary based on criteria to be established by the Company's President.

   In September 1999, Mr. Lazarek resigned his position as an employee, officer and director of the Company and its subsidiaries. The Company paid Mr. Lazarek severance in the amount of $6,346.

                            LONG-TERM INCENTIVE PLAN

   The Company's Amended and Restated Long-Term Incentive Plan was adopted in 1996 to promote the Company's success and enhance stockholder value by (i) linking the personal interests of the Company's directors, key employees and consultants to those of the stockholders, (ii) providing directors and employees with an incentive for outstanding performance and (iii) providing flexibility in the Company's ability to attract and retain the services of its directors, employees and contractors.

   The Long-Term Incentive Plan is administered by the Compensation Committee, whose members must qualify as non-employee directors within the meaning of the SEC's regulations. The Compensation Committee is authorized to determine, among other things, the individuals to whom, and the times at which, options and other benefits are to be granted, the number of shares subject to each option, the applicable vesting schedule and the exercise price. The Long-Term Incentive Plan provides that, upon a Change of Control (as defined in the Long-Term Incentive Plan), all outstanding options and other awards in the nature of rights that may be exercised pursuant to the Long-Term Incentive Plan shall become fully exercisable and all restrictions on all awards granted thereunder shall lapse.

   The Board of Directors has the power to amend the Long-Term Incentive Plan from time to time. Stockholder approval of an amendment is only required to the extent that it is required by law or regulatory authority.

   As of December 31, 1999, options to acquire a total of 4,462,635 shares of Common Stock were outstanding under the Long-Term Incentive Plan (of which 4,278,819 were vested) with exercise prices ranging from $0.75 to $14.19 per share.

                                    OPTIONS

   The following table sets forth certain information with respect to each Named Executive Officer concerning individual grants of options to purchase Common Stock made during the year ended December 31, 1999 under the Long-Term Incentive Plan:

                       Option Grants in Last Fiscal Year
                               Individual Grants

                                                                           Potential Realized
                                     %of Total                              Value at Assumed
                         Number of    Options                          Annual Rates of Stock Price
                           Shares    Granted to                          Appreciation for Option
                         Underlying  Employees  Exercise or                      Term(3)
                          Options    in Fiscal  Base Price  Expiration ---------------------------
Name                      Granted     Year(1)    Per Share    Date(2)       5%            10%
----                     ----------  ---------- ----------- ---------- ------------- -------------
+Carl J. Grivner........ 825,000(4)     55.4%     $ 8.10     5/28/09   $   4,525,109 $  11,163,745
 Former Chairman of the
 Board,
 Chief Executive Officer
 and
 President

John T. Hanson.......... 150,000(5)     10.1%     $ 3.56     6/29/09   $     489,760 $   1,096,167
 Chief Financial Officer

--------
   +No longer in the employment of the Company
(1) Based on an aggregate of 1,489,000 options granted to employees, including the Named Executive Officers, in 1999.
(2) The term of all options is ten years.
(3) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The assumed annual rates of stock price appreciation of 5% and 10% are set by rules promulgated by the SEC and are not intended as a forecast of possible future appreciation in stock prices.
(4) Options to acquire 653,130 shares of common stock were cancelled upon Mr. Grivner's resignation effective April 2000.
(5) One-third of these options vest on each of the first, second and third anniversaries of the date of grant (June 29, 1999).

                  Option Exercises and Fiscal Year-End Values

   The following table sets forth certain information with respect to each Named Executive Officer concerning the exercise of options to purchase common stock during the fiscal year ended December 31, 1999, as well as unexercised options to purchase common stock held as of the end of such fiscal year.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values

                                                   Number of Securities
                                                        Underlying           Value of Unexercised
                           Shares                 Unexercised Options at     In-the-Money Options
                          Acquired                   December 31, 1999       December 31, 1999(1)
                             on         Value    ------------------------- -------------------------
Name                      Exercise     Realized  Exercisable Unexercisable Exercisable Unexercisable
----                      --------    ---------- ----------- ------------- ----------- -------------
+Carl J. Grivner........      --             --    103,122      721,878(2)  $      0        $ 0
 Former Chairman of the
 Board, Chief Executive
 Officer and President

John T. Hanson..........      --             --        --       150,000          --         $ 0
 Chief Financial Officer

David Hickey............      --             --    175,000       50,000     $      0        $ 0
 Vice President--
 Corporate Development

+Stephen Courter........      --             --     50,000      100,000(3)  $      0        $ 0
 Former Regional Vice
 President--Europe

+Paul A. Moore..........  250,000(4)  $2,000,000   520,000          --      $      0        $ 0
 Former Chief Executive
 Officer

+Phillip S. Magiera.....      --             --    405,000          --      $106,400        --
 Former Chief Financial
 Officer

+Daniel G. Lazarek......   75,000     $  103,111   275,000          -- (5)  $      0        $ 0
 Former Vice President
 of Global Sales and
 Marketing

+Donald C. Hilbert, Jr..      --             --     13,000       26,227(6)  $      0        $ 0
 Former Controller

--------
+No longer in the employment of the Company
(1) Value is calculated in accordance with the rules of the SEC by subtracting the exercise price per share for each option from the fair market value of the underlying Common Stock as of December 31, 1999 and multiplying that difference by the number of shares of Common Stock subject to the option. The fair market value of one share of Common Stock as of December 31, 1999 was $2.08 per share.
(2) Options to acquire 653,130 shares of Common Stock were cancelled upon Mr. Grivner's resignation effective April 2000.
(3) Options to acquire 100,000 shares of Common Stock were cancelled upon termination of Mr. Courter's employment effective January 2000.
(4) Represents options held and exercised by MBCP, an entity over which Mr. Moore shares voting and investment powers.
(5) Options to acquire 150,000 shares of Common Stock were cancelled upon termination of Mr. Lazarek's employment effective September 1999.
(6) Options to acquire 26,667 shares of Common Stock were cancelled upon termination of Mr. Hilbert's employment effective March 2000.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

   This Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 ("Securities Act") or under the Exchange Act, except to the extent that the Company specifically incorporates the information contained herein by reference, and shall not otherwise be deemed filed under those Acts.

   The Compensation Committee is responsible for determining the compensation policies for the executive officers of the Company. It also administers the Long-Term Incentive Plan and will administer the 2000 Long-Term Stock Incentive Plan described under Proposal No. 2 below, if that plan is approved by the stockholders.

Compensation Philosophy

   The Company intends to enter a highly competitive and dynamic industry. The Company's success in such an environment will depend, in large part, on its ability to attract and retain talented executives. The Company must provide executives with long- and short-term incentives to maximize corporate performance and reward successful performance. As a result, the Compensation Committee's compensation policies are designed to:

  . provide a competitive level of compensation to attract and retain talented management;

  . reward achievements in corporate performance;

  . recognize individual initiative and performance; and

  . align the interests of executives with those of the stockholders in order to maximize stockholder value.

   The Compensation Committee's goal is to provide a competitive compensation package based on a review of publicly available information about the compensation paid to similarly situated executives. The Compensation Committee believes that a substantial portion of compensation should be tied to the attainment of long- and short-term objectives.

   To achieve these compensation objectives, the Compensation Committee has developed a compensation philosophy for executive officers consisting of base salary, an annual bonus and awards of stock options.

Base Salary

   The salary levels of the Company's executive officers are set out in employment agreements with the officers and were determined following consultation with independent consultants and outside advisors after considering the executive compensation policies described above. In 2000, it was determined in consultation with Mr. Grivner that Mr. Grivner's salary should be reduced from $500,000 to $300,000 to reflect the start-up nature of the Company's business at that time. Further, it was determined that additional stock options should be awarded to Messrs. Grivner, Hanson and Hickey to align their compensation with the industry's focus on incentive-based compensation. See previous discussion under "Employment Agreements."

Bonus

   The Compensation Committee believes that a significant portion of the compensation of its executive officers, including its Chief Executive Officer, should be in the form of an incentive bonus for achieving certain targets. Mr. Grivner's employment agreement had guaranteed him a minimum annual bonus of $350,000. In keeping with the Company's goals of rewarding achievements in corporate performance and recognizing individual initiative and performance, in early 2000, the Board of Directors awarded Messrs. Grivner and Hanson special bonuses in the amounts of $250,000 and $112,500, respectively, in connection with their efforts relating to the sale of substantially all of the assets of the Company to Energis.

Stock Options

   The Compensation Committee believes that stock options provide a valuable tool for aligning the interests of management with stockholders and focusing management's attention on the long-term growth of the Company. The Compensation Committee expects to continue granting options.

   In 1999, the Compensation Committee granted options to purchase 825,000 shares of Common Stock to Mr. Grivner and options to purchase 150,000 shares of Common Stock to Mr. Hanson. In early 2000, the Board of Directors approved the 2000 Long-Term Stock Incentive Plan and its submission to the stockholders to enable the Compensation Committee to continue to use stock options to provide incentives to management.

Policy on Deductibility of Compensation

   Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits the Company from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for "performance-based compensation" that meets certain requirements, including approval by the stockholders. Certain options granted under the Company's incentive compensation plans may qualify as "performance-based compensation" and will be excluded in calculating the $1 million limit under
Section 162(m). Options and other awards that do not qualify as "performanced-based compensation" will not be excluded in calculating the $1 million limit under Section 162(m).

                    Submitted by the Compensation Committee

            Peter A. Howley                      Andrew G. C. Sage, II

                         STOCK PRICE PERFORMANCE GRAPH

   This Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates the information contained herein by reference, and shall not otherwise be deemed filed under those Acts.

             Comparison of Five Year Cumulative Total Return Among
                        WorldPort Communications, Inc.,
                 Nasdaq Composite Index and Russell 2000 Index

   The following graph compares total stockholder return on the Common Stock to two indices: the NASDAQ Composite Index and the Russell 2000 Index. The graph assumes $100 was invested in the Common Stock on June 17, 1997 (the first day of trading of the Common Stock) and in each of the foregoing indices, and assumes reinvestment of dividends.

[GRAPH]

                                    ---------------------------------------------------------
                                                6/17/97      12/31/97     12/31/98   12/31/99
---------------------------------------------------------------------------------------------
  WorldPort Communications, Inc.         .      $100.00      $362.50      $484.38    $103.91
---------------------------------------------------------------------------------------------
  Russell 2000 Index                     .      $100.00      $111.02      $107.90    $129.04
---------------------------------------------------------------------------------------------
  Nasdaq Composite Index                 s      $100.00      $109.01      $150.71    $277.75

--------------------------------------------------------------------------------

                             CERTAIN TRANSACTIONS

Heico Equity Investment

   On January 25, 1999, Heico completed a $40 million equity investment in the Company pursuant to the Series C Preferred Stock Purchase Agreement (the "Series C Purchase Agreement"), dated as of December 31, 1998, between the Company and Heico. Pursuant to the Series C Purchase Agreement, Heico acquired an aggregate of 1,132,824 shares of Series C Preferred Stock for an aggregate purchase price of $40 million. In this transaction, Heico also received an option (the "Series C Option") to acquire up to 283,206 additional shares of Series C Preferred Stock at an aggregate exercise price of $10 million and certain additional rights including, with respect to the Common Stock issued upon conversion of the Series C Preferred Stock, certain demand and piggyback registration rights.

   Pursuant to the Series C Purchase Agreement, on December 31, 1998, the Company increased the size of its Board of Directors to eight members and appointed four individuals designated by Heico to serve as directors. The Company also agreed to cause Heico's designees to comprise at least one-half of the boards of directors of each of its subsidiaries. In addition, the Company amended its Bylaws to provide that at least one of Heico's designees and (except in the limited situation regarding certain proposed refinancings of the Company's outstanding credit facility) one of the directors who was not designated by Heico, must approve any action presented for approval by the Board of Directors in order for such to be properly approved by the Board of Directors. As of May 30, 2000, as a result of four previous resignations, the Board of Directors consisted of four directors, three of whom were designated by Heico.

   On July 15, 1999, Heico completed an additional $15 million equity investment in the Company through (i) the exercise of the Series C Option to purchase 283,206 additional shares of Series C Preferred Stock for an aggregate purchase price of $10 million and (ii) the purchase of 141,603 shares of the newly-created Series E Preferred Stock for an aggregate purchase price of $5 million. In connection with this investment, the Company granted Heico a three-year option (the "Series F Option") to purchase 424,809 shares of the newly-created Series F Preferred Stock at an aggregate exercise price of $15 million.

   As a result of Heico's exercise of the Series C Option, Heico owns 1,416,030 shares of Series C Preferred Stock, representing all of the issued and outstanding shares of Series C Preferred Stock. Heico is entitled to 40 votes per share of Series C Preferred Stock and is entitled to vote on all matters submitted to a vote of the stockholders of the Company, voting together with the holders of Common Stock as a single class. At Heico's option, it may convert the Series C Preferred Stock into Common Stock at a conversion price of $3.25 per share of Common Stock (i.e., 10.865 shares of Common Stock for each share of Series C Preferred Stock).

   The 141,603 shares of Series E Preferred Stock were purchased by Heico pursuant to a Series E Preferred Stock Purchase Agreement, dated as of July 15, 1999, between the Company and Heico. Such shares represent all of the issued and outstanding shares of Series E Preferred Stock. As a holder of Series E Preferred Stock, Heico is entitled to that number of votes as is equal to the number of shares of Common Stock into which the Series E Preferred Stock could be converted and is entitled to vote on all matters submitted to a vote of the stockholders of the Company, voting together with the holders of Common Stock as a single class. At Heico's option, it may convert the Series E Preferred Stock into Common Stock at a conversion price of $3.25 per share of Common Stock (i.e., 10.865 shares of Common Stock for each share of Series E Preferred Stock).

   Upon the exercise of the Series F Option, as a holder of Series F Preferred Stock, Heico will be entitled to that number of votes as is equal to the number of shares of Common Stock into which the Series F Preferred Stock could be converted and will be entitled to vote on all matters submitted to a vote of the stockholders of the Company, voting together with the holders of Common Stock as a single class. At Heico's option, following its acquisition of Series F Preferred Stock, it may convert the Series F Preferred Stock into Common Stock at a conversion price of $4.00 per share of Common Stock (i.e., 8.8275 shares of Common Stock for each share of Series F Preferred Stock).

   In June 1999, Heico agreed to provide a bond to support a bid by the Company to acquire a telecommunications company in Europe. In consideration of the bond, the Company issued to Heico 25,000 shares of Common Stock at a purchase price of $0.01 per share. The bond provided by Heico was returned when the Company's bid was unsuccessful.

   In November 1999, Heico purchased a participating interest in the Company's interim loan in the amount of approximately $18.6 million in principal plus accrued interest thereon. In connection with Heico's participation in the interim loan, Heico was granted warrants to purchase 416,240 shares of Common Stock for $.01 per share at any time until June 2008. The interium loan was repaid in full in January 2000.

   In December 1999, the Company executed a note in favor of Heico in the aggregate principal amount of $2 million. The note accrued interest at a rate of 14% per annum. Heico has elected to convert the note into 1,000 shares of a newly-created series of convertible preferred stock of WorldPort. The preferred stock will be convertible into an aggregate of 1,000 shares of Common Stock and will have voting rights on an as converted basis. The proceeds of this loan were primarily used by the Company as working capital and for general corporate purposes pending the receipt of the proceeds from the Energis transactions described below. The Company expects to finalize the conversion of this note by the end of the second quarter of fiscal 2000.

Interests of Heico in Energis Transaction

   Heico owned 15% of the outstanding capital stock of WorldPort Communications Europe Holding B.V. ("WCEH"), which was sold to Energis as part of the Company's sale of substantially all of its assets to Energis (the "Sale"). Simultaneously with the execution of the agreements relating to the Sale (the "Sale Agreements"), on November 11, 1999, Heico entered into an agreement with Energis to sell its 15% interest in WCEH for $64.6 million in cash and Energis' agreement to repay to Heico a loan and accrued interest thereon in the aggregate amount of $12.2 million as of September 30, 1999. This transaction was completed contemporaneously with the Sale. Additionally, Heico holds approximately $620,000 of accounts receivable of the wholly-owned subsidiary of WCEH.

   In addition, as noted above, Heico was one of the lenders participating in the Company's interim loan. Heico received approximately $18.6 million in principal plus accrued interest thereon pursuant to the Sale Agreements upon consummation of the Sale when the interim loan was paid in full. In connection with Heico's participation in the interim loan, Heico was granted warrants to purchase 416,240 shares of Common Stock for $.01 per share. The warrants expire in June 2008.

   In connection with the service of its designees on the Board of Directors, Heico has incurred various expenses which are reimbursable by the Company. Heico will be reimbursed for these expenses from the proceeds received by the Company from the Sale.

Other Transactions

   Stanley H. Meadows, one of the Company's directors, is a partner of McDermott, Will & Emery, a law firm which provided the Company with legal services during 1999.

   In June 1999, in connection with Mr. Grivner's relocation to Chicago to begin his employment as the Company's Chief Executive Officer, Heico purchased his house in Virginia from Mr. Grivner for $2.1 million. Heico borrowed the funds necessary to purchase the house under its revolving line of credit. After the purchase, Heico listed the house for sale and paid for the upkeep of the property.

   In March 2000, the Company agreed to purchase Mr. Grivner's house from Heico for approximately $2.2 million representing the purchase price paid by Heico, the interest paid by Heico under its revolving line of credit for the funds used to purchase the house and the cost of maintaining the property during the time the house has been held by Heico. The Company expects to complete this transaction in June 2000 and intends to sell the house as soon as possible.

PROPOSAL NO. 2: APPROVAL OF THE COMPANY'S 2000 LONG-TERM STOCK INCENTIVE PLAN

General

   The Company believes that its success in its new line of business depends significantly upon being able to attract and retain officers and key employees. The Company further believes that these individuals are best motivated to put forth maximum effort on behalf of the Company if they own an equity interest in the Company. In accordance with this philosophy, the Board of Directors has adopted the 2000 Long-Term Stock Incentive Plan (the "2000 Plan") and has directed that it be submitted for approval by the stockholders at the Meeting. The primary features of the 2000 Plan are summarized below. A copy of the 2000 Plan is attached as Exhibit A and should be referred to for a complete statement of its terms.

   The Company's directors, officers, other employees and any key consultant or other person providing key services to the Company or one of its subsidiaries will be eligible to receive awards under the plan when designated by the Compensation Committee (or subcommittee) of the Board of Directors. Currently, approximately 12 persons consisting of four directors, three officers and five key employees of the Company and its subsidiaries are expected to participate in the plan. Awards under the plan may be granted in any one or a combination of the following forms:

  . incentive and non-qualified stock options;

  . restricted stock;

  . other stock-based awards; and

  . cash awards.

Purposes of the Proposal

   The Company is committed to creating and maintaining a compensation system based to a significant extent on grants of equity-based incentive awards. The Company believes that providing personnel with a proprietary interest in the growth and performance of the Company is crucial to stimulating individual performance while at the same time enhancing stockholder value. As only 1,939,448 shares remain available for grant under the Long-Term Incentive Plan, and because the Company believes that the terms of the 2000 Plan better reflect the standards of the Company's new industry, the Company believes that it is important that the 2000 Plan be established to allow the Company to accomplish its goals.

Terms of the 2000 Plan

 Shares Issuable through the Plan

   The total number of shares of Common Stock with respect to which awards may be granted under the 2000 Plan is limited to 15,000,000 shares, representing approximately 32.8% of the outstanding Common Stock (including preferred stock on an as-converted basis) as of the Record Date. In addition, commencing January 1, 2001, and on each January 1st until January 1, 2007, the number of shares with respect to which awards may be granted under the 2000 Plan shall be increased by the number of whole shares of Common Stock as is equal to one percent of the number of shares of Common Stock issued and outstanding on each such January 1st. No more than 5,000,000 of such shares may be issued as incentive stock options.

   The Company has granted options to acquire 4,884,493 shares of Common Stock under the 2000 Plan, subject to stockholder approval. If the 2000 Plan is approved by the stockholders, options to acquire 9,347,128 shares of Common Stock, or 21.8% of the outstanding Common Stock (including preferred stock on an as-converted basis), will be outstanding under both plans. The Company will also have available for future grants 1,939,448 shares of Common Stock under the Long-Term Incentive Plan and 10,115,507 shares under the 2000 Plan.

 Limitations and Adjustments to Shares Issuable Through the 2000 Plan

   Awards relating to no more than 2,500,000 shares of Common Stock may be granted as options or SARs to a single participant in one calendar year. No more than 250,000 shares of Common Stock may be granted as options, SARs or restricted stock to any non-employee director in any calendar year. If permitted by the Compensation Committee, any award may be settled in cash rather than Common Stock.

   For purposes of determining the maximum number of shares of Common Stock available for delivery under the plan, shares of Common Stock that are not delivered because an award is forfeited or cancelled and shares of Common Stock that are not delivered to a participant because the award is settled in cash, will not be deemed to have been delivered under the plan.

   In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock, appropriate adjustments may be made to all of the share limitations provided in the 2000 Plan, including shares subject to outstanding awards, and the terms (either number of shares and/or price) of any outstanding award will be adjusted to the extent appropriate to provide participants with substantially the same relative rights before and after the occurrence of such an event.

   On June 23, 2000, the closing sale price of a share of Common Stock, as reported on the Nasdaq OTC Bulletin Board, was $2.625.

 Administration of the 2000 Plan

   The 2000 Plan provides for a committee of the Board of Directors to administer the plan, and the Board of Directors has designated the Compensation Committee to serve that purpose. The Compensation Committee has authority to:

  . make awards under the plan;

  . establish any rules or regulations relating to the plan that it determines to be appropriate;

  . delegate its authority as appropriate; and

  . make any other determinations that it believes necessary or advisable for the proper administration of the plan.

   The terms and conditions of any award under the plan shall be subject to the ratification and approval of the Board of Directors.

 Amendments to the 2000 Plan

   The Board of Directors may amend or discontinue the 2000 Plan at any time. However, stockholder approval of an amendment will be necessary if required by federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may be listed or quoted.

   No amendment or discontinuance of the 2000 Plan may change or impair any previously granted award without the consent of the recipient.

 Types of Awards

   The Compensation Committee may grant non-qualified or incentive stock options, restricted stock, and other stock-based awards, each of which is described further below.

   Stock Options. The Compensation Committee may grant non-qualified stock options or incentive stock options to purchase shares of Common Stock. The Compensation Committee will determine the number of shares covered by and the exercise price of each option. The option exercise price may not be less than the fair market value of the Common Stock on the date of grant, except in the case of an option granted in substitution for an award of another company in an acquisition transaction. The term of the options, and the time or times that the options become exercisable, will also be determined by the Compensation Committee; however, the term of an incentive stock option may not exceed 10 years. The Compensation Committee may also approve the purchase by the Company of an unexercised stock option from an optionee by mutual agreement for the difference between the exercise price and the fair market value of the shares covered by the option.

   The option exercise price may be paid in cash, by check, in shares of Common Stock that (unless otherwise permitted by the Compensation Committee) have been held for at least six months or, if permitted by the Compensation Committee, in exchange for other property or through a broker-assisted "cashless" exercise arrangement.

   Incentive stock options will be subject to certain additional requirements necessary in order to qualify for favorable tax treatment under Section 422 of the Internal Revenue Code.

   Restricted Stock. The Compensation Committee may grant to eligible participants shares of Common Stock ("Restricted Stock") subject to restrictions regarding the sale, pledge or other transfer of such shares by the participant for a specified period. All shares of Restricted Stock will be subject to such restrictions as the Compensation Committee may designate in an agreement with the participant. The agreement may specify that the shares of Restricted Stock are required to be forfeited or resold to the Company in the event of termination of employment or in the event specified performance goals or targets are not met. Unless otherwise provided in the restricted stock agreement, the Compensation Committee may at any time declare the restricted period terminated and permit the sale or transfer of Restricted Stock. Subject to the restrictions provided in the restricted stock agreement and the plan, a participant receiving Restricted Stock will have all of the rights of a stockholder.

   Restricted Stock intended to qualify as performance-based compensation must meet the additional requirements imposed by Section 162(m) of the Internal Revenue Code.

   Other Stock-Based Awards. The Compensation Committee is authorized to grant other stock-based awards, including performance units, stock appreciation rights, and bonus stock and awards in lieu of cash obligations, the value of which would be based in whole or in part on the value of shares of Common Stock. Other stock-based awards may be awards of shares of Common Stock or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock. The Compensation Committee determines the terms and conditions of any such stock-based awards and may provide that these awards are payable in whole or in part in cash. Other stock-based awards intended to qualify as performance-based compensation must meet additional requirements imposed by Section 162(m) of the Internal Revenue Code.

 Change of Control

   In the event of a Change of Control (as defined in the plan) of the Company, all outstanding awards granted under the 2000 Plan (including performance-based awards) may automatically become fully exercisable, all restrictions or limitations on any awards may lapse and all performance criteria and other conditions relating to the payment of awards may be deemed to be achieved or waived as provided in the award agreements.

 Transferability of Awards

   The awards made under the 2000 Plan may not be transferred except:

  by will;

  by the laws of descent and distribution; or

  in the case of awards other than incentive stock options granted without consideration, to such persons as may be permitted by the Compensation Committee.

 Payment Of Withholding Taxes

   The Company may withhold from any payments or stock issuances under the 2000 Plan or from payroll, or collect as a condition of payment, any taxes required by law to be withheld.

 Federal Income Tax Consequences of Stock Options

   The following is a brief summary of the federal income tax consequences of awards made under the 2000 Plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

   Incentive Stock Options. No taxable income is realized by the participant upon the grant or exercise of an incentive stock option. If a participant does not sell the stock received upon the exercise of an incentive stock option ("ISO Shares") until the later of (a) two years from the date of grant and (b) within one year from the date of exercise, when the shares are sold any gain
(loss) realized will be long-term capital gain (loss). In such circumstances, no deduction will be allowed to the Company for Federal income tax purposes.

   If ISO Shares are disposed of prior to the expiration of the holding periods described above, the participant generally will realize ordinary income at that time equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the price paid for such ISO Shares. The Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss. Subject to certain exceptions for disability or death, if an incentive stock option is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option.

   Non-Statutory Stock Options. No income is realized by the participant at the time a non-statutory stock option is granted. Generally upon exercise of non-statutory stock options, the participant will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. The Company will be entitled to a tax deduction in the same amount. Any appreciation (or depreciation) after date of exercise will be either short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.

Awards To Be Granted

   The Compensation Committee has approved the grant of ten-year non-qualified stock options to purchase a total of 4,884,493 shares of Common Stock under the 2000 Plan, to the persons and groups described in the table below. All of these options will vest quarterly in one-sixteenth increments over a period of four years from the date of grant.

                     New Plan Benefits under the 2000 Plan

                                   Number of Option     Date of
      Name and Position             Options   Price      Grant
      -----------------            --------- -------    -------
      Employees
        +Carl J. Grivner (1).....  2,175,000 $2.6934    2/10/00
         Former Chief Executive
          Officer

        John T. Hanson...........    650,000 $2.6934    2/11/00
         Chief Financial Officer

        David Hickey.............    650,000 $2.6934    2/11/00
         Vice President--
          Corporate Development

        James Martin.............    650,000 $2.6934    2/11/00
         Chief Technology Officer
        Executive Group..........  3,225,000 $2.6934           (2)

        Non-Executive Officer
         Employee Group..........    759,493        (3)        (3)

                                                      Number of Option   Date of
      Name and Position                                Options  Price     Grant
      -----------------                               --------- ------   -------
      Non-employees

        Michael E. Heisley, Sr.......................  100,000      (4)       (5)
         Director
        Stanley H. Meadows...........................  100,000      (4)       (5)
         Director

        Andrew G. C. Sage, II........................  100,000      (4)       (5)
         Director

        Kathleen A. Cote.............................  100,000      (4)       (5)
         Director

        Non-Executive Director Group.................  400,000      (4)       (5)

--------
+No longer in the employment of the Company.
(1) Mr. Grivner's options were forfeited upon his resignation in April 2000.
(2) The date of grant of these options varies by executive.
(3) The exercise price and date of grant of these options varies by employee.
(4) The exercise price of these options will be the fair market value of the Common Stock on the date of grant.
(5) The date of grant of these options will be determined subsequent to stockholder approval of the 2000 Plan.

Vote Required

   The affirmative vote of the holders of a majority of the voting power present in person or by proxy at the Meeting is required for approval of the 2000 Plan.

   The Board of Directors unanimously recommends that stockholders vote FOR the proposal to approve the 2000 Plan.

PROPOSAL NO. 3: APPROVAL OF AN AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY

   The Certificate of Incorporation currently authorizes the issuance of 65,000,000 shares of Common Stock. The Board of Directors has approved an amendment to increase the number of authorized shares of Common Stock to 200,000,000 shares. The number of authorized shares of each series of Preferred Stock will remain unchanged.

   Specifically, Article Four, Paragraph A of the Certificate of Incorporation will be amended and restated in its entirety as follows:

     "A. Common Stock. Two Hundred Million (200,000,000) shares of Common Stock, par value $.0001 per share, to be issued as and when the Board of Directors shall determine."

   In all other respects, the terms and provisions of the Certificate of Incorporation will remain unaltered.

   As of March 22, 2000, approximately 28,737,589 of the Company's 65,000,000 currently authorized shares of Common Stock were issued and outstanding. Of the remaining authorized shares of Common Stock, approximately 6,402,083 were reserved for issuance in connection with the Company's benefit plans, 21,103,171 were reserved for issuance upon conversion of the Company's issued and outstanding Preferred Stock and 4,069,904 were reserved for issuance in connection with warrants previously issued to lenders under the Company's prior interim loan facility.

   Upon approval by the stockholders and the effectiveness of the filing of the proposed amendment, the additional shares of Common Stock would be authorized, but unissued and unreserved and could be issued for various general corporate purposes including, among other things, stock splits, stock dividends, benefit plans

(including the 2000 Plan described under Proposal No. 2 above), financing transactions or acquisitions. It should be noted that approval of the amendment is necessary in order for the full 15,000,000 shares to be issued under the 2000 Plan. The Board of Directors believes that the additional authorized Common Stock would give the Company greater flexibility by allowing the Company to issue shares of Common Stock for these and other purposes without the expense and delay of a stockholders meeting to authorize additional shares if and when the need arises. However, the issuance of the additional shares of Common Stock may have a dilutive effect on the Company's earnings per share and the percentage voting power of a stockholder that does not purchase additional shares of Common Stock.

   The Board of Directors is not proposing the increase in the authorized number of shares of Common Stock with the intention of using the shares for anti-takeover purposes. However, it is possible that the issuance of additional shares of Common Stock authorized by the proposed amendment may render more difficult or discourage a merger, tender offer or proxy contest involving the Company, the assumption of control of the Company by the holder of a large block of the Common Stock or the removal of incumbent management. For example, the issuance of additional shares of Common Stock could discourage a potential acquiror by:

  . increasing the number of shares of Common Stock necessary to gain control of the Company;

  . permitting the Company, through the public or private issuance of shares of Common Stock, to dilute the stock ownership of a potential acquiror; or

  . permitting the Company to privately place shares of Common Stock with purchasers who side with the Board of Directors in opposing a takeover bid .

   Except for the proposed 2000 Plan and the grants contemplated thereunder described under Proposal No. 2 above, the option to acquire Series F Preferred Stock held by Heico, and the convertible note issued to Heico, the Company does not have any current plans, agreements or understandings under which any of the additional shares of Common Stock to be authorized would be issued.

   If this Proposal No. 3 is approved by the stockholders, the increase in the number of authorized shares of Common Stock will become effective upon filing of a certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. It is anticipated that the officers of the Company will promptly make appropriate filings in the State of Delaware and take any other actions necessary to implement the amendment. However, if in the judgment of the Board of Directors, any circumstances exist that would make consummation of the increase in the number of authorized shares of Common Stock inadvisable, then, in accordance with Delaware law and notwithstanding the approval of the stockholders of the proposed amendment, the Board of Directors may abandon the increase, either before or after approval by the stockholders, at any time prior to the effectiveness of the filing of the certificate of amendment.

   The Company's stockholders will have no dissenters' rights with respect to the proposed amendment and will have no preemptive rights in connection with the issuance of any new shares of Common Stock.

   Approval of this proposal requires (i) the affirmative vote of the holders of a majority of the outstanding voting stock of the Company and (ii) the affirmative vote of the holders of a majority of the outstanding Common Stock voting separately as a class.

   The Board of Directors unanimously recommends that the stockholders vote FOR the proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 65,000,000 to 200,000,000.

PROPOSAL NO. 4: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

   The firm of Arthur Andersen LLP has audited the books and records of the Company since its inception and the Board of Directors will recommend at the Meeting that the stockholders ratify the selection of Arthur Andersen LLP to audit the accounts of the Company for the current fiscal year. Representatives of that firm are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

   The affirmative vote of the holders of a majority of the voting power present in person or by proxy at the Meeting is required for approval of this proposal.

   The Board of Directors unanimously recommends a vote FOR the proposal to ratify the selection of Arthur Andersen LLP.

              STOCKHOLDERS' PROPOSALS FOR THE 2001 ANNUAL MEETING

   Proposals of stockholders intended to be presented at the Company's 2001 Annual Meeting of Stockholders under SEC Rule 14a-8 must be received by the Secretary of the Company at the Company's principal executive offices for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting no later than December 31, 2000.

   Notice of stockholder matters intended to be submitted at the 2001 Annual Meeting outside the processes of Rule 14a-8 will be considered untimely for purposes of SEC Rule 14a-4 if not received by the Company at the Company's principal executive offices a reasonable time before the Company mails its proxy materials for its annual meeting. Since the Company expects to mail its proxy materials in late April, 2001, the Company intends to take the position that notice of such matters is untimely if not received by March 1, 2001. The discretionary authority described in the last sentence of this proxy statement will be conferred with respect to any such untimely matters.

   In addition, under the Company's Bylaws, a matter submitted by a stockholder at the 2001 Annual Meeting will not be considered unless the stockholder has given notice in writing to the Secretary of the Company which is received not later than the close of business on the tenth day following the day on which notice of the 2001 Annual Meeting was mailed or public disclosure of the date of the meeting is made, whichever first occurs. The form of the notice must comply with the requirements of the Bylaws.

                                OTHER BUSINESS

   As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the Meeting. If other proper matters are presented at the Meeting, however, it is the intention of the proxy holders named in the enclosed form of proxy to take such actions as shall be in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Michael E. Heisley, Sr.
                                          Chief Executive Officer

Dated: June 23, 2000

                                                                      EXHIBIT A

                        WORLDPORT COMMUNICATIONS, INC.
                      2000 LONG-TERM STOCK INCENTIVE PLAN

SECTION 1. Purpose of the Plan

   The purpose of the WorldPort Communications, Inc. 2000 Long-Term Stock Incentive Plan (the "Plan") is to promote the success, and enhance the value, of WorldPort Communications, Inc. (the "Company") by linking the personal interests of its directors, officers, employees and key consultants to those of Company shareholders and by providing such individuals with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of individuals upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent.

SECTION 2. Definitions

   For purposes of the Plan, the following terms shall have the meanings as set forth below:

     (a) "Award" means any Option, SAR (including a Limited SAR), Restricted Stock, Performance Units, Stock granted as a bonus or in lieu of other awards, other Stock-Based Award or other cash payments granted to a Participant under the Plan.

     (b) "Award Agreement" shall mean the written agreement, instrument or document evidencing an Award.

     (c) "Change of Control" means and includes each of the following:

       (i) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by any person or entity or any group of persons or entities who constitute a group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (collectively, a "Person"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary, of any securities of the Company such that, as a result of such acquisition, such Person (other than a Person covered under paragraph (c)(iv) below) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, voting securities of the Company representing more than 50% of the total voting power of the Company's then outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board of Directors of the Company; provided that for this purpose, a Change in Control will not be deemed to have occurred if the acquisition does not result, directly or indirectly, in a change in the composition of the Board of Directors of the Company such that a majority of the members of the Board of Directors of the Company are not Continuing Directors;

       (ii) the merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in
    (x) the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that merger or consolidation, of the voting securities of the Company, (y) no person (other than the Company, that entity resulting from that merger or consolidation, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary 80% or more of whose outstanding voting stock is directly or indirectly beneficially owned by the Company or that entity resulting from that merger or consolidation) beneficially owning, directly or indirectly, 30% or more of the then outstanding shares of common stock of the entity resulting from that merger or consolidation or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of that entity, and (z) at least a majority of the members of the Board of Directors of the entity resulting from that merger or consolidation being Continuing Directors;

       (iii) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one or more transactions) all or substantially all of the Company's assets; or

         (iv) with respect to a Person who beneficially owns, as of the date this Plan is adopted by the Company shareholders, directly or indirectly, more than 25% of the total voting power of the Company's then outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board of Directors of the Company, the consummation by such Person of a transaction which results in the Company no longer having any securities registered pursuant to Section 12 of the Exchange Act.

     (d) "Exchange Act" means the Securities Exchange Act of 1934, including amendments or successor statutes or similar intent.

     (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (f) A "Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board on January 1, 2000, or (ii) was nominated for election or elected to such Board with the affirmative vote of at least two-thirds ( 2/3) of the Continuing Directors who were members of such Board at the time of such nomination or election (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation or proxies or consents by or on behalf of a person other than the Board of Directors.

     (g) "Fair Market Value" means, with respect to Stock, Awards, or other property, the fair market value of such Stock, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee in good faith and in accordance with applicable law. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall mean the closing sales price of Stock on the relevant date as reported on the stock exchange or market on which the Stock is primarily traded, or if no sale is made on such date, then the Fair Market Value is the weighted average of the mean of the closing sales prices of the Stock on the next preceding day and the next succeeding day on which such sales were made, as reported on the stock exchange or market on which the Stock is primarily traded.

     (h) "ISO" means any Option designated as an "incentive stock option" within the meaning of Section 422 of the Code.

     (i) "Limited SAR" means an SAR exercisable only for cash upon a Change of Control or other event, as specified by the Committee.

     (j) "Option" means a right granted to a Participant pursuant to Section 6(b) to purchase Stock at a specified price during specified time periods. An Option may be either an ISO or a nonstatutory Option (an Option not designated as an ISO).

     (k) "Performance Unit" means a right granted to a Participant pursuant to Section 6(c) to receive a payment in cash equal to the increase in the book value of the Company during specified time periods if specified performance goals are met.

     (l) "Restricted Stock" means Stock awarded to a Participant pursuant to
  Section 6(d) that may be subject to certain restrictions and to a risk of forfeiture.

     (m) "Stock" means the common stock, $.0001 par value per share, of the Company.

     (n) "Stock-Based Award" means a right that may be denominated or payable in, or valued in whole or in part by reference to the market value of, Stock, including, but not limited to, any Option, SAR (including a Limited
  SAR), Restricted Stock, Stock granted as a bonus or Awards in lieu of cash obligations.

     (o) "SAR" or "Stock Appreciation Right" means the right granted to a Participant pursuant to Section 6(e) to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right, with payment to be made in cash, Stock or as specified in the Award, as determined by the Committee.

     (p) "Subsidiary" shall mean any corporation, during any period in which it is a "subsidiary corporation" (as that term is defined in Section 424(f) of the Code) with respect to the Company.

SECTION 3. Administration of the Plan

   The Plan shall be administered by a committee of the Board of Directors of the Company consisting of two or more directors appointed, from time to time, by the Board or, at the discretion of the Board from time to time, the Plan may be administered by the Board (the "Committee"). Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, employees, Participants, persons claiming rights from or through Participants and shareholders of the Company; provided that the terms and conditions of any Award under the Plan shall be subject to the ratification and approval by the Board of Directors of the Company.

   Subject to the provisions of the Plan (including the provisions of the preceding paragraph), the Committee shall have full and final authority in its discretion (a) to select the persons from among those eligible under Section 4 to participate in the Plan ("Participants") who will receive Awards pursuant to the Plan; (b) to determine the type or types of Awards to be granted to each Participant; (c) to determine the number of shares of Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (d) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards or other property, or an Award may be canceled, forfeited, or surrendered; (e) to determine whether, and to certify that, performance goals to which the settlement of an Award is subject are satisfied; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan, and to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and (g) to make all other determinations as it may deem necessary or advisable for the administration of the Plan. The Committee may delegate to officers of the Company or any Subsidiary the authority, subject to such terms as the Committee shall determine, to perform administrative functions and to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 under the Exchange Act, Section 162(m) of the Code and applicable law.

SECTION 4. Participation in the Plan

   Participants in the Plan shall be selected by the Committee from among the employees of the Company and its Subsidiaries, any consultant or other person providing key services to the Company or a Subsidiary, and any member of the Board of Directors of the Company or a Subsidiary; provided, however, that only persons who are key employees of the Company or any Subsidiary may be granted Options which are intended to constitute ISOs.

SECTION 5. Plan Limitations; Shares Subject to the Plan

   (a) Subject to the provisions of Section 8(a) hereof, the aggregate number of shares of Stock available for issuance as Awards under the Plan shall not exceed 15,000,000 shares of Stock plus, commencing on January 1, 2001, and on each January 1 thereafter ending with January 1, 2007, the number of shares of Stock shall be increased by the number of whole shares of Stock as is equal to 1% of the number of shares of Stock issued and outstanding on each such January 1.

   (b) Notwithstanding anything in the Plan to the contrary (subject to adjustment as provided in Section 8(a) of the Plan), the aggregate number of shares (i) available for issuance as Awards constituting ISOs shall not exceed 5,000,000 shares of Stock; (ii) that may be covered by Awards granted to any one individual during any calendar year as Options and SARs shall be 2,500,000; or (iii) that may be covered by Awards granted to any non-employee director in any calendar year as an Option, SAR, and Restricted Stock shall be 250,000 shares of Stock.

   (c) No Award may be granted if the number of shares to which such Award relates, when added to the number of shares previously issued under the Plan and the number of shares which may then be acquired pursuant to other outstanding, unexercised Awards, exceeds the number of shares available for issuance pursuant to the Plan. If any shares subject to an Award are forfeited or such Award is settled in cash or otherwise terminates for any reason whatsoever without an actual distribution of shares to the Participant, any shares counted against the number of shares available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, or termination, again be available for Awards under the Plan; provided, however, that the Committee may adopt procedures for the counting of shares relating to any Award to ensure appropriate counting, avoid double counting, and provide for adjustments in any case in which the number of shares actually distributed differs from the number of shares previously counted in connection with such Award.

SECTION 6. Awards

   (a) General. Subject to Section 3, Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 8(a)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant; provided, however, that the Committee shall retain full power to accelerate or waive any such additional term or condition as it may have previously imposed. All Awards shall be evidenced by an Award Agreement.

   (b) Options. Subject to Section 3, the Committee may grant Options to Participants on the following terms and conditions:

     (i) Exercise Price. The exercise price of each Option shall be determined by the Committee at the time the Option is granted, but (except as provided in Section 7(a)) the exercise price of any Option shall not be less than the Fair Market Value of the shares covered thereby at the time the Option is granted.

     (ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, whether the exercise price shall be paid in cash or by the surrender at Fair Market Value of Stock, or by any combination of cash and shares of Stock, including, without limitation, cash, Stock, other Awards, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, such as through "cashless exercise" arrangements, to the extent permitted by applicable law), and the methods by which Stock will be delivered or deemed to be delivered to Participants.

     (iii) Incentive Stock Options. The terms of any Option granted under the Plan as an ISO shall comply in all respects with the provisions of Section 422 of the Code, including, but not limited to, the requirement that no ISO shall be granted more than ten years after the effective date of the Plan.

   (c) Performance Units. Subject to Section 3, the Committee is authorized to grant Performance Units to Participants on the following terms and conditions:

     (i) Performance Criteria and Period. At the time it makes an award of Performance Units, the Committee shall establish both the performance goal or goals and the performance period or periods applicable to the Performance Units so awarded. A performance goal shall be a goal, expressed in terms of growth in book value, earnings per share, return on equity or any other financial or other measurement deemed appropriate by the Committee, or may relate to the results of operations or other measurable progress of either the Company as a whole or the Participant's Subsidiary, division or department. The performance period will be the period of time over which one or more of the performance goals must be achieved, which may be of such length as the Committee, in its discretion, shall select. Neither the performance goals nor the performance periods need be identical for all Performance Units awarded at any time or from time to time. The Committee shall have the authority, in its discretion, to accelerate the time at which any performance period will expire or waive or modify the performance goals of any Participant or Participants. The Committee may also make such adjustments, to the extent it deems appropriate, to the performance goals for any Performance Units awarded to compensate for, or to reflect, any material changes which may have occurred in accounting practices, tax laws, other laws or regulations, the financial structure of the Company, acquisitions or dispositions of business or Subsidiaries or any unusual circumstances outside of management's control which, in the sole judgment of the Committee, alters or affects the computation of such performance goals or the performance of the Company or any relevant Subsidiary, division or department.

     (ii) Value of Performance Units. The value of each Performance Unit at any time shall equal the book value per share of the Stock, as such value appears on the consolidated balance sheet of the Company as of the end of the fiscal quarter immediately preceding the date of valuation.

   (d) Restricted Stock. Subject to Section 3, the Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

     (i) Restricted Period. Restricted Stock awarded to a Participant shall be subject to such restrictions on transferability and other restrictions for such periods as shall be established by the Committee, in its discretion, at the time of such Award, which restrictions may lapse separately or in combination at such times, under such circumstances, or otherwise, as the Committee may determine.

     (ii) Forfeiture. Restricted Stock shall be forfeitable to the Company upon termination of employment during the applicable restricted periods. The Committee, in its discretion, whether in an Award Agreement or anytime after an Award is made, may accelerate the time at which restrictions or forfeiture conditions will lapse or remove any such restrictions, including upon death, disability or retirement, whenever the Committee determines that such action is in the best interests of the Company.

     (iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates may bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

       (iv) Rights as a Shareholder. Subject to the terms and conditions of the Award Agreement, the Participant shall have all the rights of a shareholder with respect to shares of Restricted Stock awarded to him or her, including, without limitation, the right to vote such shares and the right to receive all dividends or other distributions made with respect to such shares. If any such dividends or distributions are paid in Stock, the Stock shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which the Stock has been distributed.

   (e) Stock Appreciation Rights. Subject to Section 3, the Committee is authorized to grant SARs to Participants on the following terms and conditions:

     (i) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (x) the Fair Market Value of one share of Stock on the date of exercise over (y) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR, which grant price (except as provided in Section 7(a)) shall not be less than the Fair Market Value of one share of Stock on the date of grant.

     (ii) Other Terms. The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Limited SARs may be granted on such terms, not inconsistent with this Section 6(e), as the Committee may determine. Limited SARs may be either freestanding or in tandem with other Awards.

   (f) Bonus Stock and Awards in Lieu of Cash Obligations. Subject to Section 3, the Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of Company or Subsidiary obligations to pay cash or deliver other property under other plans or compensatory arrangements; provided that, in the case of Participants subject to Section 16 of the Exchange Act, such cash amounts are determined under such other plans in a manner that complies with applicable requirements of Rule 16b-3 under the Exchange Act so that the acquisition of Stock or Awards hereunder shall be exempt from Section 16(b) liability. Subject to Section 3, Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

   (g) Other Stock-Based Awards. Subject to Section 3, the Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Stock-Based Awards in addition to those provided in Sections 6(b), (d) and (e) hereof, as deemed by the Committee to be consistent with the purposes of the Plan. Subject to Section 3, the Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(g) shall be purchased for such consideration and paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine.

   (h) Cash Payments. Subject to Section 3, the Committee is authorized, subject to limitations under applicable law, to grant to Participants cash payments, whether awarded separately or as a supplement to any Stock-Based Award. Subject to Section 3, the Committee shall determine the terms and conditions of such Awards.

   (i) Dividends and Dividend Equivalents. An Award (including without limitation an Option or SAR Award) may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

SECTION 7. Additional Provisions Applicable to Awards

   (a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan or any award granted under any other plan of the Company or any Subsidiary, or any business entity acquired by the Company or any Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary. If an Award is granted in substitution for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. Awards granted in addition to, or in tandem with other Awards or awards may be granted either as of the same time as, or a different time from, the grant of such other Awards or awards. The per share exercise price of any Option, grant price of any SAR, or purchase price of any other Award conferring a right to purchase Stock: (i) granted in substitution for an outstanding Award or award, shall be not less than the lesser of (x) the Fair Market Value of a share of Stock at the date such substitute Award is granted or (y) such Fair Market Value at that date, reduced to reflect the Fair Market Value at that date of the Award or award required to be surrendered by the Participant as a condition to receipt of the substitute Award; or (ii) retroactively granted in tandem with an outstanding Award or award, shall not be less than the lesser of the Fair Market Value of a share of Stock at the date of grant of the later Award or at the date of grant of the earlier Award or award.

   (b) Exchange and Buy Out Provisions. The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, other Awards (subject to Section 7(a)), or other property based on such terms and conditions as the Committee shall determine and communicate to a Participant at the time that such offer is made.

   (c) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee.

   (d) Term of Awards. The term of each Award shall, except as provided herein, be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any ISO, or any SAR granted in tandem therewith, exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

   (e) Form of Payment. Subject to the terms of the Plan and any applicable Award Agreement, payments or transfers to be made by the Company or a Subsidiary upon the grant or exercise of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards, or other property (and may be made in a single payment or transfer, in installments, or on a deferred basis), in each case determined in accordance with rules adopted by, and at the discretion of, the Committee. (Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installments or deferred payments.) The Committee, in its discretion, may accelerate any payment or transfer upon a change in control as defined by the Committee. The Committee may also authorize payment upon the exercise of an Option by net issuance or other cashless exercise methods.

   (f) Awards to Comply with Section 162(m). The Committee may (but is not required to) grant an Award pursuant to the Plan to any key employee which is intended to qualify as "performance-based compensation" under Section 162(m) of the Code (a "Performance-Based Award"). The right to receive a Performance-Based Award, other than Options and SARs granted at not less than Fair Market Value, shall be conditional upon the achievement of performance goals established by the Committee in writing at the time such Performance-Based Award is granted. Such performance goals, which may vary from Participant to Participant and Performance-Based Award to Performance-Based Award, shall be based upon the attainment by the Company or any Subsidiary, division or department of specific amounts of, or increases in, one or more of the following, any of which may be measured either in absolute terms or as compared to another company or companies: revenues, earnings, cash flow, net worth, book value, shareholders' equity, financial return ratios, market performance or total shareholder return, and/or the completion of certain business or capital transactions. Before any compensation pursuant to a Performance-Based Award is paid, the Committee shall certify in writing that the performance goals applicable to the Performance-Based Award were in fact satisfied.

   The maximum amount which may be granted as Performance-Based Awards to any Participant in any calendar year shall not exceed (i) Stock-Based Awards for 2,500,000 shares of Stock (whether payable in cash or Stock), subject to adjustment as provided in Section 8(a) hereof, (ii) 1,000,000 Performance Units, and (iii) cash payments of $1,000,000.

   (g) Change of Control. In the event of a Change of Control of the Company, all Awards granted under the Plan (including Performance-Based Awards) that are still outstanding and not yet vested or exercisable or which are subject to restrictions, subject to such additional conditions (whether occurring at the time of such Change in Control or thereafter) as the Committee shall determine and as shall be set forth in the Award Agreement with the Participant, may become immediately 100% vested in each Participant or may be free of any restrictions, as of the first date that the definition of Change of Control has been fulfilled, and shall be exercisable for such period (but not in excess of the remaining duration of the Award) as is provided in such Award Agreement.

SECTION 8. Adjustments upon Changes in Capitalization; Acceleration in Certain Events

   (a) In the event that the Committee shall determine that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event, affects the Stock or the book value of the Company such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may thereafter be issued in connection with Awards; (ii) the number and kind of shares of Stock issuable in respect of outstanding Awards; (iii) the aggregate number and kind of shares of Stock available under the Plan; (iv) the number of Performance Units which may thereafter be granted and the book value of the Company with respect to outstanding Performance Units; and (v) the exercise price, grant price, or purchase price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award; provided, however, in each case, that no adjustment shall be made which would cause the Plan to violate Section 422(b)(1) of the Code with respect to ISOs or would adversely affect the status of a Performance-Based Award as "performance-based compensation" under Section 162(m) of the Code.

   (b) In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding paragraph) affecting the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, no adjustment shall be made in any outstanding Performance-Based Awards to the extent that such adjustment would adversely affect the status of that Performance-Based Award as "performance-based compensation" under Section 162(m) of the Code.

SECTION 9. General Provisions

   (a) Changes to the Plan and Awards. The Board of Directors of the Company may amend, alter, suspend, discontinue, or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of the Company's shareholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company's shareholders within one year after such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to the shareholders for approval; provided, however, that without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted and any Award Agreement relating thereto. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially and adversely affect the rights of such Participant under such Award.

   The foregoing notwithstanding, any performance condition specified in connection with an Award shall not be deemed a fixed contractual term, but shall remain subject to adjustment by the Committee, in its discretion at any time in view of the Committee's assessment of the Company's strategy, performance of comparable companies, and other circumstances, except to the extent that any such adjustment to a performance condition would adversely affect the status of a Performance-Based Award as "performance-based compensation" under Section 162(m) of the Code.

   (b) No Right to Award or Employment. No Participant or other person shall have any claim or right to receive an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any Subsidiary.

   (c) Taxes. The Company or any Subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock or any payroll or other payment to a Participant amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations.

   (d) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participants to, any party, other than the Company or any Subsidiary, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan (other than an ISO) be transferable, without consideration, to such persons as may be permitted by the Committee. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

   (e) No Rights to Awards; No Shareholder Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Stock is duly issued or transferred to the Participant in accordance with the terms of the Award.

   (f) Discretion. In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the affect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected Participant, any other Participant, any employee, the Company, any Subsidiary, any shareholder or any other person.

   (g) Effective Date; Shareholder Approval. Subject to the approval of the shareholders of the Company at the Company's 2000 annual meeting of its shareholders, the Plan shall be effective as of March 15, 2000; provided, however, that to the extent that Awards are granted under the Plan prior to its approval by shareholders, the Awards shall be contingent on approval of the Plan by the shareholders of the Company at such annual meeting.

                         WORLDPORT COMMUNICATIONS, INC.
                975 Weiland Road, Buffalo Grove, Illinois 60089

       This Proxy is Being Solicited on Behalf of the Board of Directors

  The undersigned stockholder(s) of WorldPort Communications, Inc., a corporation under the laws of the State of Delaware, hereby appoints Michael E. Heisley, Sr. and John T. Hanson, as my (our) proxies, each with the power to appoint a substitute, and hereby authorizes them, and each of them individually, to represent and to vote, as designated below, all of the shares of WorldPort Communications, Inc., which the undersigned is or may be entitled to vote at the Annual Meeting of Stockholders to be held at the Marriott's Lincolnshire Resort located at Ten Marriott Drive, Lincolnshire, Illinois at 10:00 a.m. local time, on Friday, July 21, 2000, or any adjournment thereof. The Board of Directors recommends a vote FOR the proposals below.

  1. The election of four (4) Directors of the Company.
           [_] FOR all nominees listed          [_] WITHHOLD
            (except those nominees whose         AUTHORITY to
            names have been stricken             vote for all
            pursuant to the instruction          nominees
            below)                               listed
    Nominees: Michael E. Heisley, Sr., Stanley H. Meadows, Andrew G. C. Sage
                             II and Kathleen A. Cote
     (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above)

  2. Approve the Company's 2000 Long-Term Stock Incentive Plan.
                          [_] FOR[_] AGAINST[_] ABSTAIN

  3. Approve the increase in the number of authorized shares of the Company's Common Stock from 65,000,000 shares to 200,000,000 shares and to amend the Company's Certificate of Incorporation accordingly.
                          [_] FOR[_] AGAINST[_] ABSTAIN

  4. Ratify the selection of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 2000.
                          [_] FOR[_] AGAINST[_] ABSTAIN

  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

  If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4.


                                           Your signature on this proxy is
                                           your acknowledgment of receipt of
                                           the Notice of Meeting and Proxy
                                           Statement, both dated June 23,
                                           2000.

                                           Signature(s): _______________ Date:
                                                  (Signature)

                                           Signature(s): _______________ Date:
                                                  (Signature
                                                    if held
                                                   jointly)

                                           NOTE: Please sign exactly as name
                                           appears above. When shares are held
                                           by joint tenants, both should sign.
                                           When signing as attorney, executor,
                                           administrator, trustee, or
                                           guardian, please give title as
                                           such. If stockholder is a
                                           corporation, please sign in full
                                           corporate name by President or
                                           other authorized officer. If a
                                           partnership, please sign in
                                           partnership name by authorized
                                           person.

    PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED
                                   ENVELOPE.